Exhibit 10.2
SECURITY AGREEMENT
     This Security Agreement (as amended, modified or otherwise supplemented from time to time, this “Security Agreement”), dated as of May 21, 2010, is executed by the companies as signatories hereto (collectively, “Company”), in favor of Medtronic, Inc., a Minnesota corporation (“Secured Party”).
RECITALS
     A. Company has executed and delivered to Secured Party a Promissory Note of even date herewith (as amended, modified or otherwise supplemented from time to time, the “Note”).
     B. In order to induce Secured Party to extend the credit evidenced by the Note, Company has agreed to enter into this Security Agreement and to grant to Secured Party the security interest in the Collateral described below.
AGREEMENT
     NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company hereby agrees with Secured Party as follows:
     1. Definitions and Interpretation. When used in this Security Agreement, the following terms have the following respective meanings:
          “Asset(s)” means the Collateral (defined below) and the Intellectual Property (defined below).
          “Collateral” has the meaning given to that term in Section 2 hereof.
          “Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Company connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.
          “Obligations” means all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Company to Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Notes and the other Loan Documents, including, all interest, fees, charges, expenses, reasonable attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

          “Permitted Liens” means:
     (a) Liens existing on the date hereof and shown on Schedule A or arising under this Security Agreement and the other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which the Company maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
     (c) purchase money Liens and capital leases (i) on Equipment acquired or held by Company incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
     (d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness then due may not increase;
     (e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property granted in the ordinary course of Company’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Secured Party a security interest;
     (f) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with Company’s deposit accounts or securities accounts held at such institutions to secure payment of fees and similar costs and expenses;
     (g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
     (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under the Note;
     (i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a material adverse effect on the business or condition (financial or otherwise) of Company;
     (j) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;
     (k) exclusive licenses of Intellectual Property granted to Persons who are not affiliates of Company in the ordinary course of Company’s business in connection with joint ventures or corporate collaborations provided that such exclusive licenses are specifically approved by Company’s board of directors;
     (l) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
     (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods by Company;
     (n) Liens on insurance proceeds securing the payment of financed insurance premiums;
     (o) purported Liens evidences by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into by Company;
     (p) Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted under this Agreement; provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed of;
     (q) Liens encumbering cash collateral or other financial assets securing indebtedness consisting of hedging arrangements permitted hereunder relating to interest rate, commodity price or foreign exchange rate exposure not entered into for any speculative purpose;
     (r) Liens on securities that are the subject of repurchase agreements related to investments by Company; and
     (s) Liens arising from (i) judgments or attachments (or securing of appeal bonds with respect thereto) in an aggregate amount of less than $100,000 in circumstances not constituting an Event of Default under the Note.
          “UCC” means the Uniform Commercial Code as in effect in the State of Minnesota from time to time.
     All capitalized terms not otherwise defined herein shall have the respective meanings given in the Note. Unless otherwise defined herein, all terms defined in the UCC have the respective meanings given to those terms in the UCC.
     2. Grant of Security Interest. As security for the Obligations, upon the first Advance under the Note, Company hereby pledges to Secured Party and grants to Secured Party a security interest in all right, title and interests of Company in and to the property described in Attachment 1 hereto, whether now existing or hereafter from time to time acquired (collectively, the “Collateral”).
     3. General Representations and Warranties. Company represents and warrants to Secured Party that (a) Company is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Company acquires rights in the Collateral, will be the owner thereof) and that no other Person has (or, in the case of after-acquired Collateral, at the time Company acquires rights therein, will have) any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral, other than Permitted Liens; (b) upon the filing of UCC-1 financing statements in the appropriate filing offices, Secured Party has (or in the case of after-acquired Collateral, at the time Company acquires rights therein, will have) a perfected security interest in the Collateral to the extent that a security interest in the Collateral can be perfected by such filing, except for Permitted Liens; (c) all Inventory has been (or, in the case of hereafter produced Inventory, will be) produced in compliance with applicable laws, including the Fair Labor Standards Act; (d) all accounts receivable and payment intangibles described in Company’s books and records are genuine and enforceable against the party obligated to pay the same; (e) the originals of all documents evidencing all accounts receivable and payment intangibles of Company and the only original books of account and records of Company relating thereto are, and will continue to be, kept at the chief executive office of Company set forth on Schedule A or at such other locations as Company may establish in accordance with Section 4(d), and (f) all information set forth in Schedule A hereto is true and correct in all material respects.
     4. Covenants Relating to the Assets. Company hereby agrees (a) to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted to Secured Party therein and the perfection and priority of such Lien, except for Permitted Liens; (b) not to use or permit any Asset to be used (i) in violation in any material respect of any applicable law, rule or regulation, or (ii) in violation of any policy of insurance covering the Assets; (c) to pay promptly when due all taxes and other governmental charges, all Liens and all other charges now or hereafter imposed upon or affecting any Asset (other than any of the foregoing the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves have been provided on the books of Company, and other than taxes, fees, charges or assessments with respect to which the failure to pay would not have a material adverse effect on Company); (d) without 30 days’ written notice to Secured Party, (i) not to change Company’s name or place of business (or, if Company has more than one place of business, its chief executive office), or the office in which Company’s records relating to accounts receivable and payment intangibles are kept, and (ii) not to change Company’s state of incorporation, (e) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its Lien hereunder and the priority thereof; (f) to keep separate, accurate and complete records of the Assets and to provide Secured Party with such records and such other reports and information relating to the Assets as Secured Party may reasonably request from time to time; (g) not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent, or otherwise dispose of or transfer any Asset or right or interest therein, and to keep the Assets free of all Liens except Permitted Liens; provided that Company may sell, lease, transfer, license or otherwise dispose of any of the Collateral as follows: (i) sales of Inventory in the ordinary course of business; (ii) dispositions of worn-out or obsolete Equipment; (iii) granting Permitted Liens; (iv) dispositions of property from one Company to another Company; (v) dispositions of cash equivalents for cash or other cash equivalents; (vi) abandonment of non-material intellectual property assets in the ordinary course of business; (vii) surrender, release or waiver of contract rights in the ordinary course of business; (viii) sales or other dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such sale or other disposition are promptly applied to the purchase price of such replacement property; (ix) charitable donations in the ordinary course of business and consistent with past practices; or (x) other dispositions not otherwise permitted under the foregoing clauses (i)-(ix), in an amount not to exceed One Hundred Thousand Dollars ($100,000.00) in any fiscal year; and (h) to comply with all material requirements of law relating to the production, possession, operation, maintenance and control of the Collateral (including the Fair Labor Standards Act).
     5. Authorized Action by Secured Party. Until the termination of the security interest described in Section 7(b), Company hereby irrevocably appoints Secured Party as its attorney-in-fact (which appointment is coupled with an interest) and agrees that Secured Party may perform (but Secured Party shall not be obligated to and shall incur no liability to Company or any third party for failure so to do) any act which Company is obligated by this Security Agreement to perform, and to exercise such rights and powers as Company might exercise with respect to the Collateral, including the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (d) insure, process and preserve the Collateral; (e) pay any indebtedness of Company relating to the Collateral; (f) execute documents, instruments and agreements required hereunder; and (g) file UCC financing statements; provided, however, that Secured Party shall not exercise any such powers granted pursuant to subsections (a) through (f) prior to the occurrence of an Event of Default and shall only exercise such powers during the continuance of an Event of Default. Company agrees to reimburse Secured Party upon demand for any reasonable costs and expenses, including attorneys’ fees, Secured Party may incur while acting as Company’s attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party ‘s possession; provided, however, that Secured Party shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Obligations or with respect to the Collateral.
     6. Default and Remedies.
          (a) Default. Company shall be deemed in default under this Security Agreement upon the occurrence and during the continuance of an Event of Default (as defined in the Note).
          (b) Remedies. Upon the occurrence and during the continuance of any such Event of Default, Secured Party shall have the rights of a secured creditor under the UCC, all rights granted by this Security Agreement and by law, including the right to: (a) require Company to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party; and (b) prior to the disposition of the Collateral, store, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent Secured Party deems appropriate. Company hereby agrees that ten (10) days’ notice of any intended sale or disposition of any Collateral is reasonable.
          (c) Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Secured Party at the time of, or received by Secured Party after, the occurrence and during the continuance of an Event of Default) shall be paid to and applied as follows:
               (i) First, to the payment of reasonable costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Secured Party;
               (ii) Second, to the payment to Secured Party of the amount then owing or unpaid to Secured Party (to be applied first to accrued interest and second to outstanding principal);
               (iii) Third, to the payment of other amounts then payable to Secured Party under any of the Transaction Documents; and
               (iv) Fourth, to the payment of the surplus, if any, to Company, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.
     7. Miscellaneous.
          (a) Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Company or Secured Party under this Security Agreement shall be delivered in accordance with Notice provision of the Note.

          (b) Termination of Security Interest. Upon the payment or satisfaction in full of all Obligations (including pursuant to the offset provisions in the Note) and the cancellation or termination of any commitment to extend credit, the security interest granted herein shall terminate and all rights to the Collateral shall revert to Company.
          (c) Nonwaiver. No failure or delay on Secured Party ‘s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.
          (d) Amendments and Waivers. This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Company and Secured Party. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.
          (e) Assignments. This Security Agreement shall be binding upon and inure to the benefit of Secured Party and Company and their respective successors and assigns; provided, however, that Company may not sell, assign or delegate rights and obligations hereunder without the prior written consent of Secured Party.
          (f) Cumulative Rights, etc. The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any applicable law, rule or regulation of any governmental authority, any Transaction Document or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party’s rights hereunder. Company waives any right to require Secured Party to proceed against any person or entity or to exhaust any Collateral or to pursue any remedy in Secured Party’s power.
          (g) Partial Invalidity. If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
          (h) Expenses. Company shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Secured Party in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.
          (i) Entire Agreement. This Security Agreement taken together with the other Loan Documents constitute and contain the entire agreement of Company and Secured Party and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.
          (j) Other Interpretive Provisions. References in this Security Agreement and each of the other Loan Documents to any document, instrument or agreement (a) includes all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Security Agreement or any other Loan Document refer to this Security Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Security Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Security Agreement or any other Loan Document shall not be construed to be limiting or exclusive.
          (k) Governing Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to conflicts of law rules (except to the extent governed by the UCC).
          (l) Counterparts. This Security Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.
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     IN WITNESS WHEREOF, each of the below-named entities has caused this Security Agreement to be executed as of the day and year first above written.

ATS Medical, Inc., a Minnesota corporation
By:	/s/ Michael Kramer
Its: Chief Financial Officer

3F Therapeutics, Inc., a Delaware corporation
By:	/s/ Michael Dale
Its: Chief Executive Officer

ATS Acquisition Corp., a Minnesota corporation
By:	/s/ Michael Kramer
Its: Chief Financial Officer

MEDTRONIC, INC. a Minnesota corporation, as Secured Party
By:	/s/ Chad Cornell
	Name:	Chad Cornell
	Title:	Vice President – Corporate Development

[Signature page to Security Agreement]

ATTACHMENT 1
TO SECURITY AGREEMENT
Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Security Agreement to which this Attachment 1 is attached.
The Collateral consists of all of Company’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Company’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral does not include (a) Intellectual Property, (b) any lease, license, contract, instrument or agreement to which any Company is a party, if and so long as the pledge of, or grant of a security interest therein or in property subject thereto would result in (i) a breach of applicable law or (ii) a breach, termination or default under the terms of such lease, license, contract, instrument or agreement or any agreement to which such property is subject (in each case, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC); provided, however, that to the extent severable, the Collateral shall include and the security interest shall attach immediately to any portion of such lease, license, contract, instrument or agreement that does not result in any consequences specified in subclauses (i) and (ii) above; (c) any Equipment owned by any Company that is subject to a purchase money Lien or a capital lease, in each case, if the agreement pursuant to which such Lien is granted (or in the documents providing for such Lien or capital lease) prohibits the grant of a security interest under this Security Agreement or requires the consent of any person other than such Company which has not been obtained, provided, however, that the Collateral shall include and such security interest shall attach immediately at such time as the condition shall be removed or to the extent such prohibitions shall be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or (d) more than 65% of the outstanding equity interests in a subsidiary of a Company which is organized outside of the United States.

SCHEDULE A
TO SECURITY AGREEMENT
COMPANY PROFILE
     1. Information on Company. Company’s legal name, date and state of incorporation, organizational identification number and tax identification number and are as follows:

Organizational
	Date of	State of	Identification	Tax Identification
Name	Incorporation	Incorporation	Number	Number
ATS Medical, Inc.	June 26, 1987	Minnesota	5P-793	41-1595629

3F Therapeutics, Inc.	June 2, 1998	Delaware	2902908	33-0819893

ATS Acquisition Corp.	June 15, 2007	Minnesota	2399569-2	77-0691131
     2. Existing Permitted Liens.

Existing	Type of Filing/	Date of Filing/	Filing/ Recording	Description of
Secured Party	Recording	Recording	Number	Collateral
Northland Financial	UCC	06/07/2005	200516812964	All equipment and personal property under Lease Schedule #2 dated May 26, 2005 per Master Lease Agmt dtd May 26, 2005 between Carlton Financial Corp (Lessor) & Debtor (Lessee)

Northland Financial	UCC	06/17/2005	200516939489	All equipment and personal property under Lease Schedule #1 dated May 26, 2005 per Master Lease Agmt dtd May 26, 2005 between Carlton Financial Corp (Lessor) & Debtor (Lessee)

Existing	Type of Filing/	Date of Filing/	Filing/ Recording	Description of
Secured Party	Recording	Recording	Number	Collateral
U.S. Bancorp	UCC	04/01/2008	200811209561	“FOR INFORMATIONAL PURPOSES ONLY”: probably specific equipment (illegible description)

U.S. Bancorp	UCC	10/14/2008	200813535374	2 pieces of specific equipment (only illegible models & SN’s given)

Imaging Alliance Group, LLC	UCC	08/07/2009	200916980741	Fortis user software, per Rental Agmt between Secured Party d/b/a (illegible) & Debtor dtd July 29, 2009

Key Equipment Finance Inc.	UCC	05/18/2005	200516566242	Canon Image Runner C5800 w/ finisher, print, scan (s/n illegible)

Leaf Funding Inc.	UCC	07/31/2009	200916911271	“LEASE AGMT FOR NOTIFICATION PURPOSES ONLY” 4 - Lanier copier systems (model & s/n’s illegible)

Cisco Systems Capital Corporation	UCC	08/11/2009	200917018694	Leased equipment (illegible equipment description)

Qwest Communications Company, LLC	UCC	09/29/2009	200917541199	All leased equipment provided by Secured Party